Exhibit 16.1

July 10, 2018

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F. Street, NE

Washington, DC 20549

RE: Virtual Crypto Technologies, Inc.

Ladies and Gentlemen:

We have read Item 4.01 of Virtual Crypto Technologies, Inc.’s Form 8-K dated July 6, 2018, and have the following comments:

1.	We agree with the statement that our audit reports on the financial statements for the years ended December 31, 2017 and 2016 did not provide an adverse opinion or disclaimer of opinion to the Company’s financial statements, nor modify its opinion as to uncertainty, audit scope or accounting principles, except that the reports contained explanatory paragraphs in which they indicated conditions existed that raised substantial doubt about the Company’s ability to continue as a going concern (the “Going Concern Explanation”).

2.	We agree with the statement made that there were no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and Deloitte on any matters as outlined in Item 4.01.

3.	We agree with the statement made that there were no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K except for the Going Concern Explanation described above.

4.	We have no basis on which to agree or disagree with the statements made with respect to whether the Company nor anyone on its behalf has consulted with Halperin Ilanit, CPA, on matters as outlined in Item 4.01.

5.	We agree that we were provided a copy of the disclosures in this Form 8-K.

Sincerely,

Brightman Almagor Zohar & Co.,

Certified Public Accountants

Member of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel